Exhibit 99.1

CONTACT
Larry Thede, VP—Investor Relations Quovadx, Inc. (800) 723-3033 x346	Robb Tretter, Esq., General Counsel CareScience, Inc. (215) 387-9401

QUOVADX TO ACQUIRE CARESCIENCE IN STOCK AND CASH EXCHANGE
OFFER VALUED AT $2.09 PER SHARE

        —Strengthens Quovadx's Leadership in the Healthcare Industry—
—Acquisition Expected to be Accretive to Quovadx Earnings in 2004—

        ENGLEWOOD, CO, and PHILADELPHIA, PA, August 14, 2003—Quovadx, Inc. (Nasdaq: QVDX), a global platform software and vertical solutions company, and CareScience, Inc., (Nasdaq: CARE), one of the nation's leading healthcare management companies, today announced a definitive agreement regarding the acquisition of CareScience by Quovadx. The acquisition, structured as an exchange offer, consists of $1.40 in cash and 0.1818 of a share of Quovadx common stock for each share of CareScience common stock. Based on yesterday's closing price of Quovadx stock, the aggregate consideration is valued at $2.09 per share. The total value of the transaction, including approximately $14 million of acquired cash, net of debt, is $28 million. The transaction value, net of acquired cash and debt, is $14 million. CareScience's products and clinical solutions will fortify Quovadx's industry leading healthcare offerings and provide significant capabilities in the growing care management market sector. They bring a highly visible, high margin, recurring revenue model to Quovadx, with total backlog, which represents unrecognized revenue on signed customer contracts, equal to $33.2 million at June 30, 2003.

        "Our acquisition of CareScience and their expertise in care management and clinical knowledge is a natural extension to our medical management product offerings in the healthcare provider and payer segments," said Lorine Sweeney, president and chief executive officer of Quovadx. "We are a recognized leader in helping companies improve business processes and achieve competitive process advantage. This transaction solidifies our leadership position in the large and growing healthcare market and extends our reach in the clinical process improvement and care management arenas."

        CareScience offers products and services that help hospitals and health systems improve patient throughput, reduce complications and medical errors, increase compliance with evidence based medicine and enable within and beyond enterprise data access through the use of their proprietary analysis techniques and collaboration tools. As an application service provider, they currently support more than 170 provider organizations in 34 states. The combination of CareScience's care management offerings with Quovadx's integration capabilities and interface and workflow engines will provide customers with real time and population-based data for integrated care management decision-making.

        "Quovadx offers an industry leading technology platform, including integration technology and workflow support with a world class healthcare customer base," said Dr. Ronald Paulus, president and chief executive officer of CareScience. "Blending our clinical process management expertise with their proven technology will deliver an even more compelling and robust care management offering to our customers."

        "I'm excited to welcome the CareScience team to the Quovadx family," stated Ms. Sweeney. "They will be a valuable addition and I look forward to working with them to ensure a rapid completion of this transaction and a smooth transition."

        Quovadx expects the acquisition to be accretive to earnings in 2004 as a result of cost savings, cross-selling opportunities and incremental revenue streams resulting from the companies' complementary products. CareScience's products are offered on subscription contracts for three to five-year terms. At June 30, 2003, their total backlog was $33.2 million, a 31% increase over backlog of $25.4 million at December 31, 2002.

        Under the terms of the merger agreement, Quovadx will commence an exchange offer for the outstanding shares of CareScience stock. The offer is subject to certain conditions, as will be described in the offer to purchase, letter of transmittal and related documents. The exchange offer is expected to close in the fourth quarter of 2003. The acquisition has been approved by the board of directors of each company. First Albany Corporation acted as financial advisor to Quovadx, Inc. William Blair & Company acted as financial advisor to CareScience, Inc.

Web Cast and Conference Call

        Quovadx will be making a presentation at 8 a.m. (EDT) today, August 14, 2003, at the B.Riley Investor's Conference at The Waldorf Astoria Hotel in New York. The presentation will broadcast live over the internet at: http://www.quovadx.com/investors/calendar.jsp.

        Additionally, Quovadx will host a conference call today, August 14, 2003, at 9:15 a.m. (EDT), for investors and analysts to discuss the transaction. To participate in the call, please dial 877.236.3957 and enter conference ID 2277059. The call will also broadcast live over the Internet and can be accessed through a link on the company's web site at: http://www.quovadx.com/investors/calendar.jsp. A replay will be available by calling (800) 642-1687 and entering conference ID 2277059. The replay will be available through August 28, 2003.

About Quovadx, Inc.

        Quovadx (Nasdaq: QVDX) is a global software company, based in Englewood, CO, that helps organizations redevelop, extend and integrate customizable applications with the flexibility of open standards. The company's products and services have been proven to optimize business processes and deliver lasting customer value to over 3500 organizations around the world. At the center of the QUOVADX approach are Adaptive Frameworks, which are flexible, packaged application solutions. Adaptive Frameworks support rapid customization to meet specific client and industry requirements that are challenged by restricted budgets and zero tolerance for error. These industries include healthcare, life sciences, media and entertainment, financial services, manufacturing and government. With more than 450 employees, Quovadx operates internationally with locations in nine major U.S. metropolitan cities and one in the United Kingdom. For more information, please visit http://www.quovadx.com.

About CareScience, Inc.

        CareScience, Inc. (Nasdaq: CARE) is one of the nation's leading providers of care management services to hospitals, health systems, and pharmaceutical and biotechnology companies. A company that specializes in clinical knowledge, CareScience supplies the people and technology to ensure quality care is delivered throughout the healthcare system. CareScience works with its customers to build organizational support for change, address challenges to improve clinical performance, and expand the role of care management. For the pharmaceutical industry, CareScience provides expertise to help pharmaceutical and biotechnology companies develop drugs that improve patient outcomes in the real world of care delivery. CareScience is headquartered in Philadelphia. For more information, please visit www.carescience.com.

Additional Information

        Quovadx intends to commence an exchange offer and to file with the Securities and Exchange Commission (SEC) a Schedule TO and Registration Statement on Form S-4 relating to the exchange offer. CareScience intends to file a Solicitation/ Recommendation Statement on Schedule 14D-9 with the SEC relating to the exchange offer. Quovadx expects to mail a Prospectus/Offer to Exchange and related offer materials to stockholders of CareScience, and CareScience expects to mail a Schedule 14D-9 to its stockholders. Investors and security holders are urged to read these documents carefully when they are available because they will contain important information about the transaction. Documents filed by Quovadx with the SEC may be obtained without charge at the SEC's website at www.sec.gov and at Quovadx's website at www.quovadx.com. Documents filed by CareScience with the SEC may be obtained without charge at the SEC's website and at CareScience's website at www.carescience.com.

        In addition to the Registration Statement on S-4, Schedule TO, Prospectus/Offer to Exchange and Schedule 14D-9, Quovadx and CareScience file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Quovadx or CareScience at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at any of the commission's other public reference rooms in New York, N.Y. and Chicago, Ill. Please call the SEC at 800-SEC-0330 for further information on the public reference rooms. Quovadx and CareScience filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the commission at www.sec.gov.

Cautionary Statement

        Certain statements in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the timing and expected completion of the CareScience acquisition, the anticipated effect of the acquisition on Quovadx's sales growth, revenue, cost structure, earnings and financial condition, the anticipated improvement in Quovadx's position in the industry in which it competes as a result of the transaction, and the expected effect of the transaction on Quovadx product offerings. These statements reflect management's current expectations regarding future events, speak only as of the date of this release, and may differ materially from actual future events. These statements are subject to a number of risks and uncertainties, including the potential inability to satisfy the closing conditions for the CareScience acquisition, potential difficulties in the assimilation CareScience's operations, technologies and products, the risk of loss of key personnel of CareScience, diversion of management attention from other business concerns, and risk that the foregoing and other factors will not yield the expected accretion in the future. We do not undertake any obligation to update or correct any forward-looking statements included in this release to reflect events or circumstances occurring after the date of this release.

# # #

        QUOVADX is a trademark of Quovadx, Inc., and CareScience is a trademark of CareScience, Inc. All other company and product names mentioned may be trademarks of the companies with which they are associated.

# # #

—A Fact Sheet is Attached—

QUOVADX	CARESCIENCE

Fact Sheet—August 14, 2003

  •
  $28 Million* Transaction, including $14 million of acquired cash, net of debt

  •
  $1.40 Cash per share ($18.6 million)

  •
  0.1818 Share QVDX per CARE share (fixed exchange rate)

  •
  2.4 million new QVDX shares to be issued

  •
  Expected to be accretive to Quovadx 2004 Earnings

  •
  Anticipated Closing: Early Q4

Strategic Fit

CareScience:

  •
  Deep Care Management and Clinical Process Improvement Expertise

  •
  Industry-leading Care Process Analysis Technology

  •
  Over 170 Hospital Customers in 34 States

  •
  Highly Visible, High Margin, Recurring Revenue Model with Significant Backlog

Quovadx:

  •
  Integration Platform and Adaptive Applications

  •
  Complementary Product Offerings, R&D Efforts

  •
  Growing Sales Force and Distribution Network

  •
  Over 3500 Customers, 1700 in Healthcare

Financial Summary:	CareScience	Quovadx
Trailing 12 Months:
Revenue:	$13.5 million	$67.4 million
Gross Profit:	$6.7 million	$27.3 million
Gross Margin:	50%	40%
R&D Expense:	$4.1 million	$8.5 million
SG&A Expense:	$9.2 million	$28.3 million

June 30, 2003 Balance Sheet Summary:
Cash & Equivalents:	$14.6 million	$42.1 million
Working Capital:	$10.7 million	$48.8 million
Total Assets:	$19.5 million	$62.4 million
Shares Outstanding:	13.3 million	30.5 million
Employees:	105	453

*
Total value based on QVDX closing price on the Nasdaq National Market on August 13, 2003, the last trading day prior to announcement of the transaction.